EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8652	(503) 685-8170

Michael Yonker

Chief Financial Officer

InFocus Corporation

(503) 685-8603

InFocus® Announces Fourth Quarter and 2004 Financial Results

WILSONVILLE, Ore., February 1, 2005 – InFocus® Corporation (Nasdaq: INFS) today announced its fourth quarter and fiscal year 2004 financial results.  On revenues of $179.1 million, the company posted net income of $9.9 million in the fourth quarter, or $0.25 per share, compared to net income of $1.7 million, or $0.04 per share, for the third quarter, and a net loss of $11.0 million, or $0.28 per share, in the fourth quarter of 2003.  For the year, revenues were $648.9 million, an increase of 7 percent from 2003, and net income was $7.6 million, or $0.19 per share, compared to a net loss of $109.5 million or $2.78 per share, in 2003.

Exclusive of non-recurring charges in all periods, the company generated operating income of $0.1 million for the fourth quarter of 2004 compared to an operating loss of $4.0 million in the third quarter and an operating loss of $8.5 million in the fourth quarter of 2003.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Fourth quarter revenues of $179.1 million were up 10 percent compared with third quarter revenues and down 4 percent from revenues in the fourth quarter of 2003.  Excluding the revenue impact of the large Malaysian tender in the fourth quarter of 2003, revenues were up in the fourth quarter over the same quarter of the prior year by 9 percent.  Projector unit shipments were up 18 percent compared to the third quarter of 2004 and up 7 percent compared to the fourth quarter of 2003 (up 25 percent excluding the unit impact of the large Malaysian tender).  Average Sales Prices (ASP’s) for the fourth quarter were flat compared to the previous quarter and down 17 percent from the same quarter of 2003.  Gross margins of 17.7 percent in the fourth quarter increased from 17.1 percent in the third quarter primarily due to an increase in royalty revenue during the quarter coupled with reduction in our overhead related to warranty and freight costs.

Operating Expenses and Net Income Comparison Excluding Non-Recurring Items

Operating expenses, exclusive of non-recurring charges, were $31.6 million for the fourth quarter of 2004, a decrease of $0.2 million from the third quarter and an increase of $0.5 million from the fourth quarter of 2003.  An increase in general and administrative expense for the fourth quarter of 2004 associated with the formation of the joint venture with TCL and Sarbanes Oxley internal control certification requirements was offset by effectively managing sales and marketing activities during the quarter.

Other income for the fourth quarter was $10.0 million compared to $5.7 million in the third quarter and $0.3 million in the fourth quarter of 2003.  The increase in other income came primarily from realized gains on the sale of marketable securities of $8.9 million in the fourth quarter compared to $3.6 million in the third quarter.

Net income, exclusive of non-recurring charges for all periods, was $11.4 million for the fourth quarter of 2004 compared to $1.7 million in the third quarter and a net loss of $8.1 million in the fourth quarter of 2003.  Net income per share, exclusive of non-recurring charges for all periods, was $0.29 for the fourth quarter compared to net income per share of $0.04 in the third quarter and a net loss per share of $0.20 in the fourth quarter of 2003.

Balance Sheet

Total cash and marketable securities at the end of 2004 were $69.5 million, a decrease of $9.8 million from the end of the third quarter.  Cash generated from reductions in accounts receivable and inventory, proceeds from the sale of marketable securities, and borrowings under the company’s line of credit were primarily used to pay vendors resulting in a decrease in accounts payable of $48.3 million during the quarter.  At the end of 2004, the company had outstanding borrowings under its line of credit of $16.2 million that were repaid in January.

Outlook for Q1 2005

The first quarter is historically a seasonally down quarter for the company from a revenue perspective and the company expects that trend to continue as it moves into 2005 and comes off the retail holiday buying season.  In addition, the company will continue to transition out of the rear projection engine business during the first and second quarters of 2005 as it shifts that business to its 50/50 joint venture partner South Mountain Technologies (SMT).  SMT is expected to begin rear projection engine production in the second quarter.  Accordingly, the company expects its engine revenues to come down sequentially in the first quarter from the fourth quarter.

The company enters the quarter with a solid backlog, appropriate levels of channel inventory, the strongest channel credit bandwidth in over 3 years, ample finished goods inventory, an industry leading lineup of commercial and consumer projectors, new ultra-thin microdisplay products, and strong partners across multiple channels to reach end users for its products.  Based on the above factors, the company expects revenues in the first quarter of 2005 to be between $150 and $160 million, an increase of between 3 percent and 10 percent above the first quarter of 2004.

The company achieved its targeted gross margin range of 16 to 18 percent during each quarter of 2004 and expects to achieve gross margins in that same range during the first quarter of 2005.  Where the company ends up within that range in the quarter will depend primarily on product mix and the competitive pricing environment.

The company expects operating expenses for the first quarter to decrease $1.0 to $2.0 million from the fourth quarter as employees transition to SMT, the restructuring plan for Norway is executed, and the Sarbanes Oxley internal control certification for 2004 is completed.  In addition, the company expects to post an incremental restructuring charge of between $3 million and $5 million in the first quarter primarily related to vacating space in Norway under long-term lease arrangements and additional severance costs.

The company plans to further liquidate a portion of its investment in Phoenix Electric during the first quarter and expects the total realized gain on the sale of marketable securities for the first quarter to approximate the gain realized during the fourth quarter.

“What a difference a year makes.  Financially, strategically and operationally, 2004 has been very rewarding for us as we returned to profitability and achieved a number of key objectives,” said Kyle Ranson, President and CEO.  “Financially, we grew revenues 7 percent, improved gross margins almost 8 full points, lowered our infrastructure costs, and realized gains on our prior investments in Motif and Phoenix Electric.  Strategically, we embarked on an exciting new joint venture with TCL, South Mountain Technologies, to further improve the profitability of our core projector business and open the China market for our products.  Operationally, we strengthened our leadership and presence in retail, grew our licensing revenue stream, and delivered the industry’s first innovative new ultra-thin microdisplay televisions and displays for consumers and commercial customers,” continued Ranson.  “We believe the future is even brighter for us as digital convergence creates opportunities for innovative companies like ours to take advantage of new, fast growing markets with disruptive products and solutions,” added Ranson.  “We will continue to make the strategic investments required in emerging technologies and product development, channel expansion and infrastructure efficiency to take advantage of the opportunities opened up by digital video and audio convergence.  Our vision and strategy are sound, we have executed to the initiatives we said we would, making 2004 the year we turned the company around. We expect 2005 will be the year we profitably build on that success,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The company has recorded non-recurring charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through February 4, 2005 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, and commencement of operations and initial product shipments by our newly formed joint venture with TCL Corporation; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components, and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, and The Big Picture are trademarks of InFocus Corporation,” and Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003

Revenues	$179,080	$185,732	$648,941	$604,490
Cost of revenues	147,348	163,071	535,031	545,049
Gross margin	$31,732	$22,661	$113,910	$59,441

Operating expenses:
Marketing and sales	16,880	17,818	70,421	73,123
Research and development	7,414	8,006	28,864	33,214
General and administrative	7,344	5,326	24,423	27,673
Restructuring costs	1,500	2,950	1,950	6,650
Impairment of long-lived assets	—	—	—	26,400
	$33,138	$34,100	$125,658	$167,060

Loss from operations	$(1,406)	$(11,439)	$(11,748)	$(107,619)

Other income, net	10,031	316	17,920	1,605
Income (loss) before income taxes	8,625	(11,123)	6,172	(106,014)
Provision (benefit) for income taxes	(1,251)	(100)	(1,401)	3,499
Net income (loss)	$9,876	$(11,023)	$7,573	$(109,513)

Basic earnings (loss) per share	$0.25	$(0.28)	$0.19	$(2.78)

Fully diluted earnings (loss) per share	$0.25	$(0.28)	$0.19	$(2.78)

Basic shares outstanding	39,556	39,491	39,531	39,391

Fully diluted shares outstanding	40,186	39,491	40,418	39,391

InFocus Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2004	December 31, 2003

Assets
Current Assets:
Cash and cash equivalents	$17,032	$94,181
Marketable securities	26,291	30,232
Restricted cash, cash equivalents, and marketable securities	23,316	15,000
Accounts receivable, net of allowances	105,811	116,138
Inventories	155,106	62,255
Other current assets	26,923	21,589
Total Current Assets	354,479	339,395

Marketable securities	—	4,822
Restricted marketable securities	2,829	—
Property and equipment, net	16,747	15,890
Other assets, net	9,818	5,991
Total Assets	$383,873	$366,098

Liabilities and Shareholders’ Equity
Current Liabilities:
Short term borrowings	$16,198	$—
Accounts payable	64,917	85,869
Other current liabilities	33,158	38,673
Total Current Liabilities	114,273	124,542

Other Long-Term Liabilities	2,967	3,677

Shareholders’ Equity:
Common stock and additional paid-in capital	165,612	164,622
Other comprehensive income:
Foreign currency translation	35,359	28,608
Unrealized gain on equity securities	21,792	8,352
Retained earnings	43,870	36,297

Total Shareholders’ Equity	266,633	237,879

Total Liabilities and Shareholders’ Equity	$383,873	$366,098

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	Fourth Quarter 2004			Third Quarter 2004
	Net Income	Net Income Per Share	Operating Expenses	Net Income	Net Income Per Share	Operating Expenses

GAAP	$9,876	$0.25	$33,138	$1,720	$0.04	$31,797

Adjustments:

Restructuring charges, net of income taxes	$1,500	$0.04	$(1,500)	$—	$—	$—

Proforma excluding non-recurring adjustments	$11,376	$0.29	$31,638	$1,720	$0.04	$31,797

	Fourth Quarter 2004			Fourth Quarter 2003
	Net Income	Net Income Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$9,876	$0.25	$33,138	$(11,023)	$(0.28)	$34,100

Adjustments:

Restructuring charges, net of income taxes	$1,500	$0.04	$(1,500)	$2,950	$0.07	$(2,950)

Proforma excluding non-recurring adjustments	$11,376	$0.29	$31,638	$(8,073)	$(0.20)	$31,150

	Full Year 2004			Full Year 2003
	Net Income	Net Income Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$7,573	$0.19	$125,658	$(109,513)	$(2.78)	$167,060

Adjustments:

Restructuring charges, net of income taxes	$1,950	$0.05	$(1,950)	$6,650	$0.17	$(6,650)

Impairment of long-lived assets	$—	$—	$—	$26,400	$0.67	$(26,400)

Proforma excluding non-recurring adjustments	$9,523	$0.24	$123,708	$(76,463)	$(1.94)	$134,010